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                                                                    EXHIBIT 12.1
               UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)


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

                                                      Year Ended December 31
                                                -----------------------------------
                                                1994   1993    1992    1991   1990
                                                ----   ----    ----    ----   ----
Earnings before cumulative effect of
 accounting changes                             $124   $343    $196    $ 73   $401

Provision for income taxes                       170    268     153     139     84

Minority interest                                 --     --       5       6     21
                                                ----   ----    ----    ----   ----
   Earnings subtotal (a)                         294    611     354     218    506

Fixed charges included in earnings:
   Interest expense                              275    304     379     395    419
   Interest portion of rentals (b)                50     55      61      67     60
                                                ----   ----    ----    ----   ----
      Subtotal                                   325    359     440     462    479

Earnings available before fixed charges         $619   $970    $794    $680   $985
                                                ====   ====    ====    ====   ====


Fixed charges:
  Fixed charges included
   in earnings                                  $325   $359    $440    $462   $479
  Capitalized interest                            30     30      34      40     10
                                                ----   ----    ----    ----   ----
    Total fixed charges                         $355   $389    $474    $502   $489
                                                ====   ====    ====    ====   ====

Ratio of earnings to fixed charges (a)           1.7    2.5     1.7     1.4    2.0

-----------------------------------
(a) Includes pretax asset write-downs of:       $ 71   $ 19    $ 50    $106   $127

     The ratio of earnings, excluding asset
     write-downs, to fixed charges would be:     1.9    2.5     1.8     1.6    2.3

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(b)  Calculated as one-third of operating rental expense.